Exhibit 3.12

LIMITED LIABILITY COMPANY AGREEMENT

OF

MFI FOOD ASIA, LLC

This Limited Liability Company Agreement (this “Agreement”) of MFI Food Asia, LLC (the “Company”), dated as of June 28, 2010, is entered into by M.G. Waldbaum Company, a Nebraska corporation (the “Member”).

WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on September 16, 2009; and

WHEREAS, the Member wishes to enter into this Agreement in order to set forth its binding agreement as to the affairs of the Company, the conduct of its business and the rights and obligations of the Member.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1. Name. The name of the Company is “MFI Foods Asia, LLC”.

1.2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

1.3 Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

1.4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE 2

MANAGEMENT OF THE COMPANY

2.1. Management; Powers. The Member shall be deemed to be a “manager” within the meaning of Section 18-101(10) of the Delaware Act. In accordance with Section 18-402 of the Delaware Act, management of the Company shall be vested solely in the Member. The Member shall have the power to do any and all acts necessary, convenient, or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

ARTICLE 3

CAPITAL CONTRIBUTION

3.1. Capital Contribution; Capital Account. The capital contribution of the Member is set forth on Exhibit A hereto, as amended from time to time. Except as required by applicable law, the Member shall not at any time be required to make any additional contribution to the capital of the Company or any loans to the Company. The Member’s capital account shall be adjusted for distributions and allocations made pursuant to Article 4.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS

4.1. Distributions. Distributions shall be made at the times and in the aggregate amounts determined by the Member.

4.2 Allocations. Allocations shall be made 100% to the Member.

ARTICLE 5

DISSOLUTION; ASSIGNMENT; ADDITIONAL MEMBERS

5.1. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member and (ii) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical for the Company to carry on the business of the Company.

5.2. Assignments. The Member may assign in whole or in part its limited liability company interest.

5.3. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

ARTICLE 6

LIMITATION ON LIABILITY

6.1. Liability of Member. Except as otherwise expressly provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any of its directors, officers, employees, shareholders, agents or other affiliates shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or participating in the management of the Company. To the fullest extent permitted by law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Delaware Act or this Agreement shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

ARTICLE 7

TAX MATTERS

7.1. Status of the Company. It is intended that the Company be disregarded as an entity separate from the Member for federal income tax purposes. No election shall be made pursuant to Treasury Regulation Section 301.7701-3 promulgated under the United States Internal Revenue Code of 1986, as amended, (the “Code”) to treat the Company as an association taxable as a corporation. To the extent the Company is not disregarded as an entity separate from the Member for any federal, state, local or foreign income or franchise tax purpose, or other tax purpose, the Company shall prepare and file tax returns as necessary, and the Member shall prepare tax returns consistently with such tax returns.

7.2. Tax Elections. All tax elections required or permitted to be made under the Code and any applicable state, local or foreign tax law shall be made in the discretion of the Member, and any decision with respect to the treatment of Company transactions on any of the Company’s federal, state, local or foreign tax returns shall be made in such manner as may be approved by the Member.

ARTICLE 8

INTERESTS

8.1. LLC Interests. The Company shall be authorized to issue a single class of limited liability company interest within the meaning of the Act (the “Interest”). A Member’s interest may be expressed as a percentage. As of the date hereof, the Member’s interest in the Company is 100% of the Interest.

8.2. Interests shall be Securities. All limited liability company interests in the Company, including the Interest, shall constitute “securities” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the law of any other applicable jurisdiction that presently or hereafter is substantially similar to such Article 8.

8.3. Issuance of Certificates. The Interest in the Company of the Member shall be evidenced by an Interest certificate substantially in the form attached hereto as Exhibit A (the “Interest Certificate”) issued to the Member. The Interest Certificate shall state on its face that it is subject to the terms and conditions of this Agreement.

8.4. Registered Owner. The Company shall be entitled to treat the registered owner of an Interest Certificate as the owner of such Interest for all purposes and, accordingly shall not be bound to recognize any equitable or other claim to or interest in such Interest, regardless of whether it shall have actual or other notice thereof, by a person other than the registered owner of such certificate.

ARTICLE 9

MISCELLANEOUS

9.1. Amendment. This Agreement may be amended from time to time with the written consent of the Member.

9.2. Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

9.3. Headings. The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.4. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, as of the date first above written.

MEMBER

M.G. WALDBAUM COMPANY

By:	/s/ James E. Dwyer, Jr.
	Name:	James E. Dwyer, Jr.
	Title:	President

EXHIBIT A

Member	Percentage Interest	Capital Contribution

M.G. Waldbaum Company	100%	$100

[MFI Food Asia, LLC - LLC Agreement]